Exhibit 5.1

June 15, 2016

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Ladies and Gentlemen:

We have acted as counsel to Cavium, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,600,000 shares of Common Stock, par value $0.001 (the “Shares”), pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the 2016 Plan and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2016 Plan, Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP
By:	/s/ Mark P. Tanoury
Mark P. Tanoury